Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

NEW ORLEANS EMPLOYEES’	)
RETIREMENT SYSTEM, on behalf of	)
itself and all other similarly situated	)
shareholders of Celera Corporation,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 6304-VCP
)
RICHARD H. AYERS, JEAN-LUC	)
BELINGARD, WILLIAM G. GREEN,	)
PETER BARTON HUTT, GAIL K.	)
NAUGHTON, KATHY ORDONEZ,	)
WAYNE I. ROE, BENNETT M. SHAPIRO,	)
CELERA CORPORATION, QUEST	)
DIAGNOSTICS INCORPORATED, AND	)
SPARK ACQUISITION CORPORATION,	)
)
Defendants.	)

NOTICE OF INTENTION TO OBJECT TO PROPOSED SETTLEMENT

BVF Partners L.P. (“BVF”), by and through its undersigned counsel, hereby provides Notice of its intention to object to the proposed settlement of the above-captioned litigation, as currently reflected in the Memorandum of Understanding dated April 18, 2011, if and when such proposed settlement is reduced to a stipulation or agreement of settlement and presented to the Court for approval.

For reasons set forth in the Verified Complaint filed by the New Orleans Employees’ Retirement System (“NORS”), among other reasons, BVF believes that members of the board of directors of Celera Corporation (“Celera”) have committed breaches of their fiduciary duties of care and loyalty in connection with the pending sale of Celera through a two-step tender offer/merger transaction, and that those breaches have been aided and abetted by others, including Quest Diagnostics Inc.  BVF does not view the putative benefits of the proposed settlement to be of meaningful value, and further views the putative benefits of the proposed settlement to be grossly disproportionate to the substantial value of the releases NORS proposes to provide the defendants.

As reported in its Schedule 13D dated March 23, 2011 (as amended from time-to-time), BVF, together with its affiliates, is the beneficial owner of 12,294,492 shares of Common Stock, par value $0.01 (the “Shares”), of Celera, which constitutes slightly less than fifteen percent (15%) of the Shares outstanding, and which have a current market value in excess of $97 million.  BVF believes that the consideration offered in the tender offer/merger is grossly inadequate, and intends to vigorously pursue its rights to pursue the claims asserted in the Verified Complaint, as well as other claims that BVF is investigating.

Accordingly, if and when a proposed settlement is presented to the Court for approval, BVF intends to object to the settlement and will seek, at a bare minimum, the right to opt out of the proposed settlement in order to pursue a direct claim for breach of fiduciary duty.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

/s/ Bruce L. Silverstein

Bruce L. Silverstein (No. 2495)
Martin S. Lessner (No. 3109)
Richard J. Thomas (No. 5073)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE  19899-0391
(302) 571-6600
Attorneys for BVF Partners L.P.

Dated:  May 2, 2011